Exhibit 10.21

CONFIDENTIAL TRANSITION AND RETIREMENT AGREEMENT

AND GENERAL RELEASE

THIS AGREEMENT, made and entered into on this 22nd day of November, 2004, by and between Radian Group Inc. a Delaware corporation (hereinafter “Radian” or the “Company”), and Frank P. Filipps (“Executive”), reads as follows:

I. RECITALS

A. The Company currently employs Executive as its Chief Executive Officer. The Company and Executive have mutually agreed that Executive will retire on June 30, 2005 or on an earlier date as designated by the Board, referred to herein as the “Retirement Date.” The Retirement Date will not be earlier than March 31, 2005. Until the Retirement Date, Executive’s employment by the Company will be continued, but, during the period commencing on the date of this Agreement and ending on the Retirement Date, Executive will transition out of his duties and employment and assist the Company in the identification and recruitment of a successor. Executive will resign all offices, directorships and positions with the Company no later than the Retirement Date and will retire from employment on the Retirement Date.

B. In appreciation for Executive’s dedicated and successful service to the Company over many years, his foresight, wisdom and leadership of the Company and in exchange for all of Executive’s undertakings in this Agreement, the Company and Executive wish to enter into an agreement to (i) provide for transitional services to be rendered by Executive prior to the Retirement Date, (ii) provide mutual releases by the Company of Executive and by Executive of the Company as to any claims including, without limitation, claims that might be asserted by Executive under the Age Discrimination in Employment Act, as further described herein, and (iii) assuming that Executive performs the services required by this Agreement, retires on the Retirement Date and executes and does not rescind the Second Release, as defined below, provide Executive with the benefits and entitlements described in Section 2 of Article II.

II. SUBSTANTIVE PROVISIONS

In consideration of the mutual promises contained in this Agreement, the Company and Executive, intending to be legally bound, agree as follows:

1. The Company and Executive agree that Executive shall continue in employment and perform such duties for the Company as are required of his position with the Company, reporting to the Company’s Board of Directors (the “Board”) and the Company’s Lead Director until the Retirement Date. On or before the Retirement Date, as described below, Executive shall resign all offices, executive positions and directorships with the Company and all affiliates, but shall retire from employment on the Retirement Date; provided, however, that (i) Executive may remain a member of the board of directors of Primus, and (ii) Executive shall make himself reasonably available for consultation with his successor and the Board through the date that is 18 months after the Retirement Date, but it is intended that such consultation shall not interfere with any of Executive’s business activities during that period of time. The Company shall pay Executive’s reasonable travel costs required for such consultation if Executive provides consulting services at the Company’s request and Executive is not living in the Philadelphia, Pennsylvania area at the time. Executive and the Company agree that proper notice was given under Section 1(a) of that certain Employment Agreement entered into between Executive and the Company as of November 11, 2003 (the “Employment Agreement”), of the termination of Executive’s employment under the Employment Agreement, effective as of the date of this Agreement, and the extension of his employment until the Retirement Date under the terms of this Agreement. Until the Retirement Date, Executive shall perform his duties faithfully and assist the Board in the identification and recruitment of, and transition to, his successor. Executive agrees that if his successor is recruited and commences employment prior to the Retirement Date, that individual may be designated as the Company’s Chief Executive Officer or Chairman or both, even if that is prior to the Retirement Date, and, if so requested by the Board, Executive may cease to perform active duties for the Company before the Retirement Date, without causing a termination of Executive’s employment before the Retirement Date. The Company shall continue to pay Executive’s base salary at the rate in effect on the date of this Agreement through the Retirement Date. The parties agree that, except as specifically provided below, the Employment Agreement shall terminate and be of no further force or effect on the date of this Agreement. The parties agree that the change in control agreement between Executive and the Company dated January 25, 1995 (the “CIC Agreement”) shall terminate and be of no further force or effect on the Retirement Date.

2. In consideration of the performance of the obligations undertaken by Executive under Sections 5 and 8, the releases provided by Executive under Section 7 and, as contemplated by Section 1, Executive’s cooperation with the Company, provision to the Company of reasonable transition services through the Retirement Date, and retirement on the Retirement Date, and in lieu of any payment under the Company’s then current severance pay plan for employees or executives, and assuming no payments are due to Executive under the CIC Agreement, the Company shall pay or cause to be paid or provided to Executive, subject to applicable employment and income tax withholdings and deductions, the following amounts and benefits:

(a) Executive shall receive salary continuation payments, at the monthly rate of base salary in effect for Executive on the Retirement Date, for the period beginning on the Retirement Date and ending on the date that is 18 months after the Retirement Date (referred to as the “Severance Period”). Such salary continuation payments shall be made in equal monthly installments on the first day of each month during the Severance Period, beginning on the first day of the month following the Retirement Date.

(b) Executive shall receive a monthly bonus payment in an amount equal to the dollar amount of Executive’s target bonus for the 2004 fiscal year (which target bonus is equal to 200% of his base salary), divided by 12. The bonus payment shall be payable in cash in equal monthly installments on the first day of each month during the Severance Period, beginning on the first day of the month following the Retirement Date.

(c) Executive shall receive his normal bonus for 2004 when otherwise paid to executives generally, in the amount determined by the Compensation Committee of the Board following its usual procedures. If the Company achieves its 2004 EPS target and ROE target as approved by the Executive Committee of the Board on December 15, 2003, it is anticipated that Executive will receive the following bonuses for 2004, subject to the terms of the 2004 annual bonus plan: (i) a cash bonus of $1,350,000 and (ii) phantom shares of Company stock equal to $1,350,000 divided by the per share value of the Company’s common stock as of the date of grant of the phantom shares. The phantom shares will be granted according to the terms of the Company’s equity compensation plan and the 2004 bonus plan and will be distributed one year after the date of grant.

(d) Executive shall receive a pro rata cash bonus for 2005, reflecting the period January 1 through the Retirement Date, when the 2005 bonus is otherwise paid to executives generally. The pro rata 2005 bonus will be the cash portion of the annual bonus only (no phantom shares), as determined by the Compensation Committee of the Board following its usual procedures, equal to the Executive’s target bonus for 2005 multiplied by a fraction, the numerator of which is the number of days in the 2005 calendar year before the Retirement Date and the denominator of which is 365. The Executive’s 2005 target bonus will be equal to 200% of Executive’s base salary on the date of this Agreement.

(e) Executive, his spouse and dependents shall receive medical coverage for the period following Executive’s Retirement Date until the end of the Severance Period or, if earlier, until the date on which Executive is eligible for coverage under a plan maintained by a new employer (including any self-employment or partnership) or under a plan maintained by his spouse’s employer. Such coverage, including cost-sharing, shall be substantially identical to the coverage provided during such period by the Company for its employees generally, as if Executive had continued in employment during such period; or, alternatively, the Company may pay an additional amount of cash that is sufficient on an after-tax basis for the Executive to obtain such coverage under the Company’s health plan or from a qualified health insurer. The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), shall commence after the foregoing benefit period, if permitted by the Company’s medical plan provider or stop-loss carrier or, alternatively, if such continued coverage is not permitted, the Company will pay Executive an additional amount of cash for such COBRA period (up to a maximum of 18 months) that is equal, on an after-tax basis, to the COBRA cost that would have been payable for such coverage under the Company’s health plan.

(f) The period from the Retirement Date through the end of the Severance Period shall be taken into account in determining Executive’s retirement benefit under Company’s Supplemental Executive Retirement Plan (the “SERP”).

All payments and benefits due in accordance with the terms of this Section 2 shall be made to Executive (or his estate) regardless of whether he dies or becomes disabled following the date of this Agreement and prior to payment being made. No payments or benefits shall be payable pursuant to this Section 2 if any payments are due to Executive under the CIC Agreement.

Notwithstanding the foregoing, if payment of any of the foregoing amounts is required to be postponed in order to avoid disadvantageous tax treatment under Section 409A of the Internal

Revenue Code (as added by the American Jobs Creation Act of 2004), payment of such amounts shall postponed for up to six months until payment is permitted under Section 409A. If payment of any such amount is postponed, the postponed portion will be paid as soon as payment is permitted under Section 409A.

3. Upon his retirement on the Retirement Date, Executive shall be fully vested in (1) all outstanding equity awards held by Executive on his Retirement Date and (2) the benefit payable under the terms of the SERP, but without regard to the additional service under Section 2(f), regardless of whether Executive signs and does not revoke the Second Release; provided that all outstanding equity awards held by Executive on the Retirement Date shall remain subject to the terms of the applicable agreements and/or the plans pursuant to which they were granted and the benefit to which Executive is entitled under the SERP shall be payable in accordance with the terms of the plan document, as in effect on the Retirement Date.

4. Executive agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Executive all other amounts due and owing based on his prior services and that the Company has no obligation, contractual or otherwise to Executive, except as provided herein, nor does it have any obligation to hire, rehire or re-employ Executive in the future. Executive also acknowledges that the Company is not required to enter into this Agreement and that the provisions of Section 2 will provide Executive with compensation and benefits that are in excess of that to which Executive otherwise would have been entitled.

5.(a) Executive further agrees and acknowledges that by reason of his employment by and service to the Company, he has had access to confidential information of the Company, and, therefore, Executive hereby reaffirms his obligations under, and agrees that he shall continue to be subject to, the terms of Section 15(d) of the Employment Agreement notwithstanding the termination of the Employment Agreement.

(b) Executive also hereby acknowledges the requirements of, and reaffirms his obligations under and pursuant to, Sections 15(a), (b), (c), and (e) and Sections 16 and 17 of the Employment Agreement for the period following the Retirement Date until the date that is 18 months after the Retirement Date, regardless of the term specified under such sections in the Employment Agreement and the termination of the Employment Agreement. However, if Executive so requests, the Company will agree that the noncompetition covenants of Sections 15(a) and (c) of the Employment Agreement will not apply as of a specified date (the “Non-Compete Termination Date”) after the first anniversary of the Retirement Date and before the date that is 18 months after the Retirement Date, in exchange for which (i) all payments and benefits under Section 2 of this Agreement shall cease as of the Non-Compete Termination Date, and (ii) all references in Section 2 of this Agreement to “the Severance Period” shall automatically be changed to mean the period from the Retirement Date to the Non-Compete Termination Date.

(c) For the purposes of this Section 5, Section 6 and Section 7, the term “Company” shall be deemed to include Radian and the subsidiaries and affiliates of Radian.

6.(a) Executive acknowledges and agrees that the restrictions contained in Section 5 are reasonable and necessary to protect and preserve the legitimate interests,

properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach the provisions of that Section. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(b) Executive further acknowledges and agrees that a breach of the restrictions in Section 5 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to (i) preliminary and permanent injunctive relief, without the necessity of proving actual damages, or posting of a bond, and (ii) an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 5, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that the provisions of Section 5 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(c) If Executive breaches his obligations under Section 5, he agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia, Pennsylvania, consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

7.(a) For and in consideration of the benefits to be paid pursuant to this Agreement, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now have, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Agreement and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued and become entitled to a benefit other than under any Company separation or severance plan or programs and provided, further, that this release shall not apply to any claims Executive may have as a stockholder of the Company so long as Executive is not the moving, initiating or lead party. The payments and benefits provided by Section 2 shall be conditioned upon the foregoing release and shall also be conditioned upon Executive executing, and not revoking as provided therein, another written release containing the same provisions as described in this Section 7(a), in the form attached hereto as Annex 1, prior to the 22nd day following the Retirement Date (the “Second Release”).

(b) On the date that the Second Release becomes final and no longer subject to revocation, the Company shall provide Executive with a release in the form attached as Annex 2.

8.(a) Executive further agrees, covenants and promises that he will not in any way communicate the terms of this Agreement to any person other than his immediate family and his attorney and financial consultant or when necessary to enforce this Agreement or to advise a third party of his obligations under this Agreement until this Agreement becomes a public document by reason of its disclosure by the Company. Executive also agrees that for a period of two years following the Retirement Date, Executive will provide, and that at all times after the date hereof the Company may similarly provide, a copy of Section 5 to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit to be used Executive’s name; provided, however, that this provision shall not apply in respect of subparagraph (b) of Section 5 after expiration of the time periods set forth therein.

(b) The Company and Executive agree not to disparage the name, business reputation or business practices of Executive by the Company or of the Company or its subsidiaries or affiliates, or of its or their officers, employees and directors or agents, by Executive.

9. Executive hereby certifies that he has read the terms of this Agreement, including the release set forth in Section 7, that he has had the opportunity to discuss it with his attorney, and that he understands its terms and effects. Executive acknowledges, further, that he is executing this Agreement of his own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described above, which he acknowledges is adequate and satisfactory to him. None of the parties named in Section 7, nor their agents, representatives, or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.

10. Executive hereby acknowledges that he has had the right to consider this Agreement for a period of 21 days prior to execution. Executive also understands that he has the right to revoke this Agreement, and the release set forth in Section 7, for a period of seven days following execution by giving written notice to the Company at 1601 Market Street, 12th Floor, Philadelphia, PA 19103, Attention: Lead Director, in which event the provisions of this Agreement shall be null and void (except as provided in Section 11 below), and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

11. Executive acknowledges and agrees that if he revokes this Agreement and the release set forth in Section 7, (i) Executive’s employment with the Company will terminate as of November 29, 2004, (ii) Executive will not receive any payments under this Agreement, (iii) Executive will receive only any amounts due under the Employment Agreement for services performed, (iv) Executive must sign and not revoke a release in the form of the release attached as Exhibit A to the Employment Agreement in order to receive severance compensation under the terms of the Employment Agreement, and (v) Executive will be subject to the requirements of Sections 15, 16 and 17 of the Employment Agreement as described in the Employment Agreement. Executive acknowledges and agrees that he and the Company have agreed to waive the 15-day advance notice requirement for termination of employment under the Employment Agreement. Executive also acknowledges and agrees that if at his Retirement Date he does not execute, or he revokes, the Second Release, Executive shall not receive any payments under this Agreement and the Company may recoup any payments previously made under Section 2 of this Agreement, but Executive will be subject to the requirements of this Agreement, including the provisions of Sections 5, 6, 7 and 8 above.

12. This Agreement may be assigned to any subsidiary, affiliate or successor of the Company and shall inure to the benefit of and be binding upon the Company and Executive and the successors and assigns of each; provided, however, that any assignment by the Company shall not relieve it of its obligation to ensure the satisfaction of its obligations to Executive as required by Section 2. Executive may not assign any of his personal undertakings hereunder.

13. This Agreement supersedes all prior agreements including the Employment Agreement and the change of control agreement between Executive and the Company dated January 25, 1995, except as specifically set forth in this Agreement, and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved and executed by Executive and a member of the Board on behalf of the Company.

14. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether Executive obtains other employment.

15. The Company agrees to pay all reasonable legal fees incurred by Executive in connection with the negotiation of this Agreement.

16. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Radian Group Inc.

By:	/s/ Herbert Wender

	/s/ C. Robert Quint	/s/ Frank P. Filipps
	Witness	Frank P. Filipps

ANNEX 1

GENERAL RELEASE

1. I, Frank P. Filipps, for and in consideration of (i) certain payments to be made and the benefits to be provided to me under the Confidential Transition and Retirement Agreement and General Release, dated as of November 22, 2004 (the “Agreement”) with Radian Group Inc. (the “Company”) and (ii) the Company’s execution of a release in my favor, on the date this General Release becomes irrevocable, substantially in the form attached as an Annex hereto, and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or programs and provided, further, that this Release shall not apply to any claims I may have as a stockholder of the Company so long as I am not the moving, initiating or lead party.

2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

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3. I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on                     , 2005 and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

5. I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, I understand that each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

6. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

7. I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company at 1601 Market Street, 12th Floor, Philadelphia, PA 19103, Attention: Lead Director.

8. I hereby further acknowledge that the terms of Section 5 of the Agreement shall continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

[SIGNATURE PAGE FOLLOWS]

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Intending to be legally bound hereby, I execute the foregoing Release this      day of             , 2005.

Witness	Frank P. Filipps

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ANNEX 2

GENERAL RELEASE

1. Radian Group Inc. (the “Company”) on its behalf and on behalf of its subsidiaries and affiliates, their officers, directors, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term “Company”), for and in consideration of Frank Filipps (the “Executive”) executing the general release of claims against the Company dated                              (the “Executive’s Release of the Company”), and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive, his assigns, heirs, executors and administrators (hereinafter collectively included within the term “Executive”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Release arising from or relating in any way to Executive’s employment relationship and the termination of his employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between the Company and Executive, other than Executive’s Release of the Company and any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to any action attributable to a criminal act or to an action outside the scope of Executive’s employment.

2. Subject to the limitations of paragraph 1 above, the Company expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. The Company understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. The Company hereby certifies that it has been advised by counsel in the preparation and review of this Release.

4. This Release shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws provisions.

Intending to be legally bound hereby, Radian Group Inc. executes the foregoing Release this      day of             , 20    .

By:
Witness

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